Exhibit 10.32

TRANSITION AGREEMENT AND RELEASE

THIS TRANSITION AGREEMENT AND RELEASE (this “Agreement”) is made and entered as of November 2021 by and between QUIDEL CORPORATION, a Delaware corporation (the “Company”), and Karen Gibson, an individual (“Gibson”).

BACKGROUND

A.Karen Gibson currently serves as the SVP, Digital Health and intends to retire from this current role and transition to the role of Special Advisor (as defined below). Pursuant to pre-existing and continuing employment and related understandings and agreements, Gibson’s employment with the Company is “at will”.

B.The Company and Gibson have agreed that Gibson’s employment with the Company will terminate on March 31, 2023 (the “End Date”).

C.The Company and Gibson are entering into this Agreement to confirm their understandings as to Gibson’s employment prior to the End Date and each party’s commitments and obligations on and after the End Date.

AGREEMENT

1.Employment. Upon and subject to the terms and conditions set forth herein, Gibson’s employment in her current position shall end on December 31, 2021. Gibson acknowledges and agrees that, provided she has signed and not revoked the Release required by Section 4 hereof, she will become a “Special Advisor”, and be available to answer questions or assist with projects as may be reasonably requested by the Company from time to time. Specifically, Gibson will consult with Doug Bryant (“Bryant”) on consumer-facing products. With guidance from Bryant, Gibson will help direct those activities and consult on IT and Business Transformation matters. Unless earlier terminated pursuant to this Agreement, Gibson will remain in this position through the End Date. In such role, Gibson agrees to make herself reasonably available on an as-needed basis for assignments and or questions and agrees to dutifully complete such assignments to the best of her ability at such locations as reasonably designated.

2.Term. The term of Gibson’s employment shall continue until, and then automatically terminate, as of March 31, 2023, unless terminated earlier pursuant to this Agreement.

3.Compensation.

a.Base Salary. Subject to the terms and conditions herein, Gibson’s base annualized salary shall be $287,277, which is her current salary adjusted to reflect a reduction in work hours and responsibilities, from January 1, 2022 through the End Date.

b.Benefits, Equity, and Incentive Compensation. Gibson’s employee benefits for medical dental and vision and 401(k) plan shall continue through the End Date at the same levels as are in effect as of the date of this Agreement, provided that she has signed and not revoked the Release pursuant to Section 4 hereof. Gibson acknowledges and agrees that she shall not receive any further annual grants of equity incentive awards nor shall she be eligible to participate in any bonus plans applicable to fiscal year 2022 or any year thereafter. Gibson will be eligible for an equity grant based upon performance as determined by Bryant and a shorter vesting schedule will be considered.

c.2021 Incentive Compensation. Gibson will be eligible for 2021 compensation bonus earned during her full time employment throughout December 31, 2021. Payouts will be calculated according to the plan requirements and using her full time 2021 salary as a baseline.

4.    Release. On or before 21 days from date of agreement, and as a material condition to Gibson’s (a) continued employment hereunder pursuant to Sections 1 and 3 hereof; and (b) receipt of the benefits set forth in Sections 3 and 6 hereof, Gibson shall execute and deliver to the Company (and thereafter not revoke) a Release in the form attached hereto as Exhibit A. For avoidance of doubt, the parties acknowledge and agree that Gibson’s failure to deliver (and not thereafter revoke) the Release in the time period specified above shall result in termination of employment on or before 21 days and no further vesting of Gibson’s equity awards thereafter.

5.    Gibson’s Acknowledgements and Obligations. As a material condition to Gibson’s receipt of the benefits set forth in Sections 3 and 6 hereof, Gibson acknowledges and reaffirms her continuing obligation to adhere to the Agreement Re Confidential Information, Inventions, Non-Solicitation and Conflicts of Interest (“Confidentiality Agreement”) she signed on March 11, 2015. In particular, Gibson reaffirms her obligations under Section 4 of the Confidentiality Agreement, which precludes soliciting of or causing employees to leave their employment with Quidel for one year following the termination of his employment. In addition, and as a material condition to Gibson’s receipt of the benefits set forth in Sections 3 and 6 hereof. Gibson agrees that while employed by the Company hereunder she will not, directly or indirectly, provide services, whether as an employee, consultant, director, independent contractor, agent, owner or partner, to any person or entity that competes or is planning to compete with the Company in the human in vitro diagnostic test market within the following product categories and disease states which the Company develops and markets: (1) Cardiac Immunoassay, (2) Rapid Immunoassay for autoimmune diseases, bone health, colorectal cancer, gastrointestinal, eye health, respiratory, and women’s health (3) Specialized Diagnostic Solutions, and (4) Molecular Diagnostics for respiratory, women’s health, and hospital acquired infections; provided, however, that Gibson’s passive investment of up to five percent (5%) of the outstanding voting securities or similar equity interest in a publicly held entity shall not be deemed a breach of this Agreement. Gibson agrees that she will not make any statement that is disparaging of the Company or any of its affiliates, or any of their respective directors, employees or distributors (except to the extent necessary to respond truthfully to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process).

6.    Vesting of Equity Awards. The vesting of equity awards (restricted stock and options) held by Gibson shall not be accelerated. Such equity awards shall, during Gibson’s continuing employment, continue to vest through the End Date and be governed in accordance with the

Company’s applicable equity incentive plans and specific equity award grant documentation. All equity awards held by Gibson at the time of the termination of her employment shall also be handled in accordance with the Company’s applicable equity incentive plans and grant documentation.

7.    Termination by the Company. In the event that Gibson is terminated by the Company with “Cause” (as defined below) prior to the End of the agreement, Gibson shall not be entitled to the payments, benefits or vesting of equity as described in Sections 3 or Section 6 hereof, but shall only be entitled to salary, accrued benefits and other amounts legally owing to Gibson through the date of employment termination. The Company shall thereafter have no further obligations to Gibson under this agreement.

In the event that Gibson is terminated by the Company without “Cause” (as defined below) provided that Gibson executes and delivers to the Company within 21 calendar days after such termination (and there after does not revoke) a Release in the form attached hereto as Exhibit A, Gibson shall be entitled to receive the following severance payments and benefits: (i) a lump-sum payment equal to the remaining amount of base salary that Gibson would have received if the term of this Agreement had continued until March 31, 2023, less applicable taxes and withholdings, payable within thirty (30) days from the date of termination, and (ii) the vesting of equity awards, as and to the extent described in and contemplated by Section 6 hereof, as though Gibson’s employment continued through March 31, 2023.

For purposes, hereof, “Cause” shall be limited to the following: (1) fraud; (2) personal dishonesty involving money or property of the Company or that results in material harm to the Company; (3) Gibson’s willful misconduct that is injurious to the Company; (4) a serious breach of a fiduciary duty to the Company involving personal profit; (5) Gibson’s conviction for a felony (including via a guilty or nolo contendere plea), excluding traffic offenses; (6) Gibson’s willful and continued neglect of duties (other than any such failure resulting from her incapacity because of physical or mental illness); or (7) Gibson’s material breach of this Agreement; provided, however, that unsatisfactory job performance shall not be considered Cause for termination of Gibson’s employment by the Company. Gibson shall be afforded a reasonable opportunity of up to 30 days (as of and upon written notice from the Company) to cure any willful neglect of her duties and any other alleged material breach of this Agreement if such breach is reasonably susceptible of cure. If, in the reasonable good faith judgment of the Company, the alleged breach is not reasonably susceptible of cure, or such circumstances or material breach has not satisfactorily been cured within such thirty (30) day period, such neglect of duties or material breach shall there upon constitute “Cause”.

8.    Confidentiality of Business and Legal Information. Gibson acknowledges that the Company holds as confidential and/or privileged certain information (including, but not limited to, non-public information obtained by Gibson in her position as an executive for the Company), as well as certain trade secret information and knowledge concerning the intimate and confidential affairs of the Company and the various phases of its business, including, for example and without limitation, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, mailing lists, customer lists, pricing information, manufacturing processes, distribution systems, computer systems or programs and other types of similar information within Gibson’s knowledge by virtue of her employment with the Company (collectively, the foregoing shall be referred to herein as

“Confidential Trade Secret, Proprietary and Legal Information”). Gibson agrees that all Confidential Trade Secret, Proprietary and Legal Information shall be the sole property of the Company and that the Company shall be and is the sole owner of all patents and other rights in connection therewith as well as any privileges. Gibson further agrees to hold in strictest confidence and to refrain from using or disclosing to any other person or entity any Confidential Trade Secret, Proprietary and Legal Information, other than the Company, its employees, Directors, and representatives. In that regard, Gibson expressly acknowledges that she has not disclosed (other than to the Company, its employees, Directors, and representatives) any Confidential Trade Secret, Proprietary and Legal Information. Gibson specifically agrees that she will not disclose any Confidential Trade Secret, Proprietary and Legal Information at any time in the future (other than to the Company, its employees, Directors, and representatives). Gibson further represents and warrants that, on the last day of her employment, she will have returned to the Company all property and documents of the Company, whether kept electronically or in hard copy form and will have retained no copies thereof. This Section supplements the obligations of Gibson contained in Section 5 hereof.

9.    Entire Agreement. This Transition Agreement sets forth the entire agreement between the parties hereto and, except for the Confidentiality Agreement between Gibson and the Company, fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof. For the avoidance of doubt, the March 10, 2015 Employment Offer letter (the “Offer letter”) and the Agreement Re: Change in Control between the Company and Gibson dated March 13, 2015 (the “CIC Agreement”), shall automatically expire as of the date of this Transition Agreement (after which the Offer letter and CIC Agreement will be of no force or effect), and except as expressly provided in this Transition Agreement, Gibson shall not be entitled to any payments or benefits of any kind in connection with a termination or resignation for any reason. The parties agree that no amendment or modification of this Transition Agreement shall be effective unless it is in writing signed by both parties.

10.    Miscellaneous.

a.Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail to Gibson’s residence in the case of Gibson or to its principal office in the case of the Company.

b.Arbitration. Any dispute arising out of this Agreement shall be resolved exclusively by final and binding arbitration before a single arbitrator, in San Diego, California pursuant to the rules of JAMS. Judgment upon any such arbitration award may be entered by any state or federal court of competent jurisdiction. In the event, any party to this Agreement initiates any arbitration action or proceeding in connection with enforcement of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover its costs and attorney’s fees from the non-prevailing party.

c.Waiver. The waiver of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement. No waiver shall be valid unless in writing and executed by the party to be charged therewith.

d.Severability/Modification. In the event that any clause or provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such clause or provision may be severed or modified to the extent necessary, and, as severed and/or modified, this Agreement shall remain in full force and effect.

e.Assignment. This Agreement may not be assigned by Gibson. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

f.Governing law and Jurisdiction. This Agreement shall be interpreted, construed, and enforced under the internal laws of the State of California. The courts and authorities of the State of California shall have sole jurisdiction and venue for purposes of enforcing the arbitration agreement above.

g.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one in the same Agreement.

IN WITNESS, WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

QUIDEL CORPORATION

__/s/ Douglas Bryant_
Douglas Bryant
President & CEO

___/s/ Karen Gibson_
Karen Gibson
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